EXHIBIT 34.4

INDEPENDENT ACCOUNTANT'S ATTESTATION REPORT CONCERNING SERVICING
ACTIVITIES OF COLLEGE LOAN CORPORATION FOR THE YEAR ENDED
DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
College Loan Corporation

We have examined management's assertion, included in the accompanying Management's Assessment of Compliance with Regulation AB Servicing Criteria ("Management's Report"), that College Loan Corporation (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission's Regulation AB for asset backed securitization transactions backed by student loan receivables listed on Appendix B of Management's Report (the "Platform") as of and for the year ended December 31, 2006, excluding criteria 1122(d)(1)(ii)-(iv), 1122(d)(2)(i), 1122(d)(3)(ii), 1122(d)(4)(i)-(ii), 1122(d)(4)(iv)-(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company's servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

In our opinion, management's assertion that College Loan Corporation complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2006 for the asset backed securitization transactions backed by student loan receivables is fairly stated, in all material respects.

Irvine, California
March 29, 2007